Company Contacts:
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

FOR IMMEDIATE RELEASE:

JOHN COYNE NAMED PRESIDENT, COO OF WESTERN DIGITAL

LAKE FOREST, Calif. – May 15, 2006 – Western Digital Corp. (NYSE: WDC) has appointed John Coyne president and chief operating officer. Arif Shakeel, previously president and chief executive officer, remains CEO. The appointment is effective June 1, 2006.

Coyne, 55, was previously executive vice president and chief operations officer, having assumed the latter post in 2005. As president and COO, Coyne will add responsibility for the company’s business units to his existing leadership of business operations, hard drive and head manufacturing, materials, engineering, and IT.

Coyne is a 35-year veteran of international electronics business, dedicating more than 20 years to WD. He was named executive vice president of worldwide operations in June 2005, with worldwide responsibility for business operations, hard drive and head manufacturing, materials and IT. He served as senior vice president, worldwide operations from 2000 to 2005 with responsibility for hard drive manufacturing operations.

Coyne has been instrumental in establishing WD as one of the industry’s highest quality and most efficient hard drive makers with its worldwide manufacturing operations in Malaysia, Thailand and northern California. He first joined WD in 1983, when he established a controller board manufacturing facility in his native Ireland. Coyne holds a bachelor’s degree in mechanical engineering from University College Dublin, Ireland.

Shakeel said Coyne “has demonstrated tremendous skill in guiding Western Digital to a leadership position in the dynamic hard drive industry and to a position of strength as we address multiple growth opportunities. John’s passionate focus on efficiency, speed and accuracy in all aspects of our business—coupled with his ability to create and lead world-class teams to address customer needs—have been critical to our success and in building a strong foundation for our future.”

About WD

WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.

WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital is a registered trademark, and WD and the Western Digital logo are trademarks of Western Digital Technologies, Inc.